EXHIBIT 99.4


                          SALE AND CONVEYANCE AGREEMENT

                          (Area: Superb, Saskatchewan)

THIS AGREEMENT made the ____ day of August, 2001.

BETWEEN:
                      WESTLINKS RESOURCES LTD., a body corporate, having an office at the City of Calgary, in the Province of Alberta (hereinafter referred to as the "Vendor")

                                             - and -

                      NUWAY RESOURCES OF CANADA, LTD., a body corporate, having an office at the City of Calgary, in the Province of Alberta (hereinafter referred to as the "Purchaser")


                  WHEREAS Vendor has agreed to sell and convey, and Purchaser has agreed to purchase and accept, on the terms and conditions hereinafter set forth, the Assets;

                  NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, mutual covenants, agreements and warranties hereinafter set forth and contained, the parties hereto respectively covenant and agree as follows:


                                    ARTICLE 1
                                 INTERPRETATION

1.1      Definitions
         -----------

         In this agreement, including the recitals, this clause and the Schedules, the following capitalized words and phrases shall have the following meanings:

         (a)      "Adjustment Date" means 8:00 a.m. Calgary time on August 1,
                  2001;

         (b) "AFE's" means authority for expenditure, unit budget, mail ballot or cash call or any other approval given by the holder of working interest in the Lands or related tangible property to conduct an operation, create or incur a financial obligation or accept a risk;

         (c) "Assets" means the Petroleum and Natural Gas Rights, the Miscellaneous Interests and the Tangibles;

         (d) "Business Day" means any day upon which the parties hereto are open for normal business in Calgary, Alberta;

         (e) "Closing Date" means the _____ day of August, 2001 or such other date which the parties hereto may agree to;

         (f)      "Dollar" and "$" mean a dollar of lawful money of Canada;

         (g) "Environmental Liabilities" means any and all environmental damage, contamination or other environmental problem pertaining to the Assets, whether or not caused by a breach of applicable governmental regulations, including, without limitation, any matters related to surface, underground, air, groundwater or surface water contamination, the abandonment or plugging of any Well or Wells, the restoration or reclamation of any part of the Assets, or the removal of or failure to remove any foundations, structures or equipment from the Lands;

         (h) "GST" means the goods and services tax administered pursuant to the Excise Tax Act (Canada);

         (i) "Lands" means the lands set forth and described under the title "Lands" in Schedule "A" and includes the Petroleum Substances underlying such lands subject to such limitations as to geological formations and Petroleum Substances as may appear in Schedule "A";

         (j) "Leases" means collectively the leases, reservations, permits, licenses or other documents of title set forth and described under the title "Leases" in Schedule "A" by virtue of which the holder thereof is entitled to explore for, drill for, win, take or remove the Petroleum Substances within, upon or under the Lands (or any replacement thereof or renewals thereof or leases derived therefrom), but only insofar as the same relate to the Lands;

         (k) "Miscellaneous Interests" means an undivided thirty (30.0%) percent interest held by Vendor in and to all property, assets and rights (other than the Petroleum and Natural Gas Rights and the Tangibles) pertaining to, but only to the extent they pertain to, the Petroleum and Natural Gas Rights, the Tangibles or any lands with which the Lands have been pooled or unitized, including, without limitation, the interest in the following:

                  (i) all contracts, agreements, books, records and documents relating directly to the Petroleum and Natural Gas Rights and the Tangibles and any rights in relation thereto;

                  (ii) all subsisting rights to enter upon, use and occupy the surface of any of the Lands or any lands upon which the Tangibles are located or lands which are used to gain access to any of the foregoing;

                  (iii) all subsisting rights to carry out operations relating to the Lands or the Tangibles and, without limitation, all easements and Well, pipeline and other permits, licences and authorizations;

                  (iv) all geological, engineering and other reports prepared for the joint account, i.e., prepared for all working interest owners, but not any other reports or interpretations or any other geophysical or geological data;

         (l)    "Notice" has the meaning ascribed to it in subclause 6.5(b);

         (m)    "Permitted Encumbrances" means:

                  (i) easements, rights of way, servitudes and other similar rights in land including, without limitation, rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, towers, wires and cables;

                  (ii) the right reserved to or vested in any government or other public authority by the terms of any grant, permit or statutory provision to terminate any Leases or to require annual or other periodic payments as a condition of the continuance thereof;

                  (iii) liens imposed by statute securing the payment of taxes or assessments which are not due or the validity of which is being contested in good faith by Vendor;

                  (iv) taxes on Petroleum Substances (excluding income taxes and goods and services taxes) or the revenue therefrom and requirements imposed by statutes or governmental boards, tribunals or authorities concerning rates of production from operations on any of the Lands or otherwise affecting recoverability of Petroleum Substances from the Lands and which are generally applicable to the oil and gas industry in Alberta;

                  (v) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner;

                  (vi) undetermined or inchoate liens (including, without limitation, processors', operators' and similar liens) incurred or created as security in favour of the person conducting the operation of any of the Assets arising in the ordinary course of business for Vendor's proportionate share of the costs and expenses of such operations in respect of such costs which are not due or delinquent at the relevant time;

                  (vii) mechanics', builders' or materialmans liens in respect of services rendered or goods supplied, but only insofar as such liens relate to goods or services for which payment is not due or the validity of which is being diligently contested by or on behalf of Vendor;

                  (viii) the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the Lands or interests therein and statutory exceptions to title;

                  (ix) penalties which are disclosed in Schedule "A" and which have arisen under operating procedures or similar agreements as a consequence of elections by Vendor at the relevant time not to participate in operations on the Lands to which the penalty applies;

                  (x) liens or security incurred, created or granted in the ordinary course of business to a public utility, municipality or governmental authority in connection with operations pertaining to the Assets; and

                  (xi) all royalty burdens (including lessor's royalties), liens, adverse claims and encumbrances described in Schedule "A";

         (n) "Petroleum and Natural Gas Rights" means the entire undivided right, title, estate and interest of Vendor described in Schedule "A" in respect of the Leases and the Lands (including working interests, royalty interests or any other interests of the Vendor);

         (o) "Petroleum Substances" means petroleum, natural gas and all related hydrocarbons, including, without limitation, all liquid hydrocarbons, and all other substances, whether liquids, gases or solids and whether hydrocarbon or not (except coal but including sulphur), produced in association with such petroleum, natural gas or related hydrocarbons, the rights which are granted by the Leases;

         (p) "Prime Rate" means a rate of interest per annum equal to the annual rate of interest which is announced from time to time by The Bank of Nova Scotia, Calgary, Alberta, as a reference rate used for determining interest rates on Canadian dollar loans to its most credit worthy customers;

         (q) "Production Sales Contracts" means those contracts for the sale of Petroleum Substances produced from the Lands, or lands with which the Lands have been pooled or unitized, not terminable on thirty (30) days notice or less, as set forth on Schedule "A";

         (r) "Rights of First Refusal" means a right of first refusal, pre-emptive right of purchase or similar right whereby any party has the right to acquire or purchase all or a portion of the Assets as a consequence of this agreement or the transactions set forth herein;

         (s) "Security Interest" means any assignment by way of security, mortgage, pledge, charge, lien or other security interest whatsoever, however created or arising, whether absolute, contingent, fixed or floating, perfected or not;

         (t) "Take or Pay Obligations" means the outstanding obligations of Vendor arising in connection with payments made to Vendor, or its predecessors in interest, under or in respect of gas purchase contracts or other contracts for the sale of Petroleum Substances, which payments were made in lieu of or in consequence of the buyers under such contracts not taking delivery of Petroleum Substances or in consideration of future deliveries of Petroleum Substances and which obligations include obligations to deliver Petroleum Substances after the Closing Date or to repay such payments after the Closing date;

         (u) "Tangibles" means an undivided thirty (30.0%) interest held by Vendor in and to:

                  (i) all tangible depreciable property and assets which are situate in, on or about the Lands, or lands with which the Lands have been pooled or unitized, or appurtenant thereto and which are used in connection with production, gathering, processing, injection, removal, transmission or treatment of Petroleum Substances or operations thereon or relative thereto or appurtenant to or used in connection with the Wells, but excluding equipment beyond the point of entry into a gathering system, plant or other facility; and

                  (ii)     all Wells; and

         (v) "Wells" means all producing, shut-in, suspended, abandoned, water source or injection wells located on the Lands or any lands which have been pooled or unitized therewith, including the wellbores and casing therein, as provided on Schedule "A".

1.2      Schedules and Exhibits
         ----------------------

         The following schedules (the "Schedules") are attached to, form part of, and are incorporated in this agreement:

         Schedule "A" - Lands, Leases, Vendor's Interest, Permitted Encumbrances, Wells and AFE's.

1.3      Headings
         --------

         The headings of the clauses of this agreement and the Schedules are inserted for convenience of reference only and shall not affect the meaning, interpretation or construction thereof.

1.4      Included Words
         --------------

         In this agreement, words importing the singular include the plural and vice versa, and words importing one gender include other genders and words importing individuals shall also include firms and corporations and vice versa, as the context may require.

1.5      References
         ----------

         Except as otherwise provided for herein, "this agreement", "hereto", "herein", "hereof", "hereby", "hereunder" and similar expressions refer to this agreement in its entirety and not to any particular clause, subclause, paragraph or other portion thereof. Unless otherwise specified herein, reference to a clause, subclause or a paragraph refer to a clause, subclause or paragraph of the body of this agreement.

1.6      Conflicts
         ---------

         Whenever any term or condition, whether express or implied, of any Schedule conflicts with or is at variance with any term or condition of the body of this agreement, the latter shall prevail.

1.7      Statutory References
         --------------------

         Any reference herein to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing or superseding the statute so referred to or the regulations made pursuant thereto.

1.8      Invalidity of Provisions
         ------------------------

         If any of the provisions of this agreement should be determined to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions herein shall not in any way be affected or impaired thereby.

1.9      Knowledge or Awareness
         ----------------------

         Where in this agreement a representation, warranty or certificate is made on the basis of knowledge or awareness of a party hereto, such knowledge or awareness consists only of the actual knowledge or awareness, as the case may be, of the officers and employees of such party (after having made reasonable enquiry of such party's files relating to the Assets), and does not include knowledge and awareness of any other person or persons.


                                    ARTICLE 2
                               SALE AND CONVEYANCE
                               -------------------

2.1      Sale and Conveyance
         -------------------

         In consideration of the payment to Vendor by Purchaser of the Purchase Price, Vendor hereby sells, assigns, transfers, conveys and sets over unto Purchaser the Assets, and Purchaser hereby purchases and accepts directly from Vendor, the Assets, to have and hold the same, together with all benefit and advantage to be derived therefrom, subject to and in accordance with the terms of this agreement. Subject to all other provisions of this agreement, title to, possession of beneficial ownership of and risk in respect of the Assets shall be passed to the Purchaser on the date hereof.

2.2      Purchase Price
         --------------

         The purchase price paid by Purchaser to Vendor for the Assets shall be, subject to adjustments as herein provided, One Million Six Hundred Thirty Seven Thousand and One Dollar and Ninety Cents ($1,637,001.90) in the form of a bank draft or certified cheque in Canadian Dollars (the "Purchase Price"). Vendor hereby acknowledges receipt of the Purchase Price, and $13,720.03 (7% of the portion of the Purchase Price allocated to Tangibles in respect of the Goods and Service Tax ("GST") payable by the Purchaser with respect to the purchase of the Assets pursuant thereto). The Vendor shall remit the GST to the appropriate governmental agency. The GST registration number of Vendor is R892642893.

2.3      Allocation of Purchase Price
         ----------------------------

         The Purchase Price shall be paid, allocated and attributed by Vendor and Purchaser as follows:

         (a)      to the Petroleum and Natural Gas Rights       $784,001.52
         (b)      to the Miscellaneous Interests                $      1.00
         (c)      to the Tangibles                              $195,999.38
                                                                -----------
                                                                $980,001.90
                                                                ===========

2.4      Payment of AFE's
         ----------------

         The Purchaser hereby pays to the Vendor its proportionate share of the following capital expenditures, which proportionate share is set forth below (the "Additional Amounts"):

         (a)      Westlinks AFE No. 40081 (re: 10-36-033-25 W3       $ 19,500.00
                  well water disposal)(allocated to Petroleum and
                  Natural Gas Rights for Purchaser)
         (b)      Westlinks AFE No. 80011                            $ 75,000.00
                  (re: construct central gathering & treating
                  Facility at 09-36-033-25 W3M)(allocated to
                  Tangibles for Purchaser)
         (c)      Drill, Complete and Equip five (5) wells           $562,500.00
                  ($375,000/ well)                                   -----------
                                                                     $657,000.00
                                                                     ===========

Vendor hereby acknowledges receipt of the Additional Amounts.

2.5      Cost overruns or underruns incurred in the operations outlined in:

         (a) Subclause 2.4 (a) will be booked as a drilling expense subject to Canadian Development Expense for the Vendor and Purchaser and the Purchaser will receive its proportionate share of any such overun or underrun; and

         (c) Subclause 2.4 (b) will be booked as undepreciated capital cost subject to Capital Cost Allowance and the Purchaser will receive its proportionate share of any such overrun or underrun.

2.6 The costs outlined in subclause 2.4 (c) will be booked as a drilling expense subject to Canadian Development Expense for the Vendor and the Purchaser.


                                    ARTICLE 3
                                 APPORTIONMENTS
                                 --------------

3.1      Apportionments
         --------------

         (a) Except as provided below in this clause 3.1 the net amount of all benefits and obligations of every kind and nature relating to the operation of the Assets and accruing in respect of the Assets including, without limitation, mineral and surface lease rentals, property taxes, maintenance, development, capital and operating costs, the proceeds from the sale of production, royalties and revenues from processing and transportation fees charged to third parties (other than income taxes), shall be apportioned between Vendor and Purchaser as of the Adjustment Date on an accrual basis using generally accepted accounting principles.

         (b) Proceeds (net of royalties) from the sale of Petroleum Substances attributable to the Petroleum and Natural Gas Rights produced between the Agjustment Date and the Closing Date shall be for the account of Purchaser. Purchaser shall be obligated to pay royalties on all Petroleum Substances which are not beyond the wellhead on the Closing Date.

         (c) Without limiting subclause 3.1(a), in the apportionment hereunder Vendor shall receive credit from Purchaser for an amount equal to all unexpended cash call advances, operating funds, and similar advances by Vendor to operators in respect of the Assets. All such funds and advances, in cases where Vendor is the operator of a joint venture, shall be refunded by Vendor to the applicable joint venture parties.

         (d) No later than two days before the Closing Date the Vendor shall deliver to the Purchaser a written interim statement of all adjustments and payments to be made pursuant to the provisions of the Agreement and shall make available to representatives of the Purchaser all information necessary for such representatives to understand and confirm the calculations in such statement. The Vendor and the Purchaser shall co-operate in settling and agreeing to the amounts of the adjustments and payments to be made pursuant to the provisions hereof on an interim basis and the amounts so agreed shall be employed for the purposes of Closing.

         (e) To the extent reasonably possible, a final accounting of all apportionments pursuant to this clause 3.1 shall be carried out within one hundred and twenty (120) days following the

                  Closing Date. Purchaser shall pay to Vendor, or Vendor shall pay to Purchaser, as the case may be, the net cash amount owing in respect of the apportionments under this clause 3.1 as specified in the final accounting within thirty (30) days of completion of the accounting. Any apportionments occurring more than one hundred and twenty (120) days after the Closing Date which may become necessary shall be apportioned as they occur and payment shall be made with respect thereto within thirty (30) days of each such apportionment being agreed upon. All overdue payments hereunder shall be payable with interest calculated at the Prime Rate plus one percent (1.0%).

         (f) The parties to the agreement foresee that certain adjustments will be necessary from time to time after the one hundred and twenty (120) day period referred to in Subclause 3.1(e) of this Appendix. Subject to subclause 3.1(g), these adjustments shall not be made without a party hereto giving written notice, but no later than one (1) year after Closing Date, to the other party hereto requesting an adjustment. Each of the parties hereto agrees to co-operate in calculating and confirming the amount of any payment as may be necessary as a result thereof and agrees to make payment in the event of becoming obliged thereby to make payment.

         (g) Adjustments resulting from joint venture audits, royalty audits or thirteen (13) month adjustments which are outstanding at Closing Date or that occur after Closing Date shall be made as they occur in accordance with the provisions of the governing agreements or existing legislation. Such adjustments shall be received or paid by the party entitled thereto or obliged thereby.

         (h) GST shall be payable with respect to subclause 3.1(c) and shall also be applied to other apportionments where required by law and paid accordingly by the applicable party hereto.

         (i) If the parties cannot agree as to the accounting provided for in this Article, the matter may be referred to arbitration by either party for determination in accordance with the Arbitration Act of Alberta, except that the arbitration shall not be limited to the schedule of fees provided therein.


                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

4.1      Representations and Warranties of Vendor
         ----------------------------------------

         Vendor hereby represents and warrants to Purchaser that:

         (a) Corporate Standing: it is a corporation duly organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation and is authorized to carry on business in the Province of Saskatchewan;

         (b) Corporate Authority: it has all requisite power and authority to enter into this agreement and to perform its obligations under this agreement;

         (c) Execution and Enforceability of Documents: this agreement has been duly authorized by any and all requisite corporate, shareholders' and directors' actions, has been duly executed and delivered by Vendor and constitutes a legal, valid, binding and enforceable obligation of Vendor;

         (d) No Conflicts: the consummation by Vendor of the transactions contemplated herein will not, in any material respects, violate or conflict with any of the constating documents, by-laws or governing documents of Vendor or any provision of any material agreement or instrument to which Vendor is party or by which Vendor or the Assets is bound, or any judgment, decree, order, statute, rule or regulation applicable to Vendor or the Assets;

         (e) Canadian Resident: it is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

         (f) Title: although it does not warrant title to the Assets and except for Permitted Encumbrances:

                  (i) it has done no act or thing and is aware of no circumstance, matter or thing whereby any of the Assets may be cancelled or determined and the Assets are free and clear of any and all encumbrances and Security Interests;

                  (ii) none of the Petroleum and Natural Gas Rights are subject to reduction or conversion by reference to payout of any well or otherwise other than as set forth in Schedule "A"; and

                  (iii) subject to the rents, covenants, conditions and stipulations in the Leases and any other agreements pertaining to the Assets and on the lessee's or holder's part thereunder to be paid, performed and observed, Purchaser may enter into and upon, hold and enjoy the Assets for the residue of the respective terms of the Leases, such other agreement relating to the Assets and all renewals or extensions thereof as to the interests hereunder assigned for Purchaser's own use and benefit without any interruption of or by Vendor or any other person whomsoever claiming by, through or under Vendor;

         (g) No Knowledge of Defaults: it has no knowledge of, nor has it been informed of, any default or notice of default relating to the Assets, or any of them;

         (h) Finders' Fees: Vendor has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Purchaser shall have any obligation or liability;

         (i) No Lawsuits or Claims: there are no material claims, proceedings, actions, lawsuits, administrative proceedings or governmental investigations in existence, contemplated or threatened against or with respect to the Assets;

         (j) Payment of Taxes: to the best of Vendor's knowledge, all rentals, royalties and all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Petroleum Substances from the Lands or the receipt of proceeds therefrom payable by Vendor prior to the Effective Date and for all prior years have been properly paid and discharged;

         (k) Compliance: Vendor has complied with, performed, observed and satisfied all material terms, conditions, obligations and liabilities which have heretofore arisen and were the obligations of Vendor under any of the provisions of any agreement affecting the Assets or any then existing statute, order, writ, injunction or decree of any governmental agency or court relating to the Assets;

         (l) Documents: it has made all reasonable inquiries and searches for material documents and information, it has delivered or made available to Purchaser all documents, instruments, records and books relevant to Vendor's title to the Lands and the Leases and in its possession or to which it has reasonable access;

         (m) Worker's Compensation: the Workers' Compensation Board of Saskatchewan does not possess and is not entitled to a charge on or a lien against the Assets or any of them created directly by Vendor;

         (n) AFEs: there are no authorizations for expenditure or other financial commitments with respect to the Assets except as set forth on Schedule "A";

         (o) Production Sales Contracts: there are no Production Sales Contracts for the sale of Petroleum Substances produced from the Lands not terminable on thirty (30) days notice or less;

         (p) Operations: all operations relating to the Assets have been conducted in accordance with good oilfield practice and all then existing laws, regulations and directives and to the best of Vendor's knowledge, it has not received any notice of the occurrence of a material violation, and is not aware that any material violation is occurring or has occurred, in respect of operations relating to the Assets;

         (q) Environmental: to the best of Vendor's knowledge, it is not aware of and has not received:

                  (i) any claims, orders or directives which relate to environmental matters or Environmental Liabilities and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with in all material respects; or

                  (ii) any claim, demand or notice issued with respect to the breach of any environmental, health or safety law applicable to the Assets, including without limitation, respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the date hereof;

         (r) Area of Mutual Interest: the Assets are not subject to an agreement which provides for an area of mutual interest;

         (s) Take or Pay Obligations: the Assets are not subject to any outstanding Take or Pay Obligations; and

         (t) Rights of First Refusal: as of the Closing Date there are no rights of first refusal relating to the Assets.

4.2      Limitation of Representations and Warranties
         --------------------------------------------

         (a) Vendor makes no representations or warranties except as expressly set forth in clause 4.1 and in particular, and without limiting the generality of the foregoing, Vendor hereby negates any representations or warranties, whether contained in any information memorandum or otherwise, except for those set forth above in this clause, with respect to:

                  (i) the quality, quantity or recoverability of Petroleum Substances within or under the Lands or any lands pooled therewith;

                  (ii) the value of the Assets or the future cash flow therefrom; and

                  (iii) the quality, condition, fitness or merchantability of any tangible, depreciable equipment or property, interests in which are comprised in the Assets.

         (b) Except to the extent that it has relied upon the representations and warranties contained in clause 4.1, Purchaser acknowledges and confirms that it has performed its own due diligence and it has not relied on any data, information or advice from the Vendor, its officers, directors, agents, consultants and advisors with respect to any or all of the matters specifically enumerated in subclause 4.2(a) in connection with the purchase of the Assets pursuant hereto.


4.3      Representations and Warranties of Purchaser
         -------------------------------------------

         Purchaser hereby represents and warrants to Vendor that:

         (a) Corporate Standing: Purchaser is a body corporate duly organized and validly existing under the laws of the jurisdiction of its formation, is authorized or is taking steps to be authorized to carry on business in all jurisdictions in which the Assets are located and has good right, full power and absolute authority to purchase the interest of Vendor in and to the Assets according to the true intent and meaning of this agreement;

         (b) Corporate Authority: Purchaser has taken all necessary corporate actions and has all requisite power and authority to enter into this agreement and to purchase and pay for the Assets on the terms described herein and to perform all other obligations of Purchaser under this agreement;

         (c) No Conflicts: the consummation by Purchaser of the transactions contemplated by this agreement will not, in any material respect, violate or conflict with, any of the constating documents, by-laws or governing documents of Purchaser or any provision of any material agreement or instrument to which Purchaser is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Purchaser;

         (d) Execution and Enforceability of Documents: this agreement has been duly executed and delivered by Purchaser and it constitutes a legal, valid, binding and enforceable obligation of Purchaser;

         (e) Finders' Fees: it has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which the Vendor shall have any responsibility; and

         (f) Investment Canada: the Purchaser is a "non-Canadian" under the Investment Canada Act.

4.4      No Merger
         ---------

                  The representations and warranties set forth in clauses 4.1 and 4.3 shall be deemed to apply, as applicable, to all assignments, conveyances, transfers and documents conveying the Assets from Vendor to Purchaser and there shall not be any merger of any representation or warranty in such assignments, transfers or documents notwithstanding any rule of law, equity or statute to the contrary and all such rules are hereby waived.


                                    ARTICLE 5
                                    INDEMNITY
                                    ---------

5.1      General Indemnity
         -----------------

                  Subject to clause 5.3, Vendor shall be liable for, and shall indemnify Purchaser from and against, all actions, causes of action, losses, costs, claims, damages, expenses or liabilities suffered, sustained, paid or incurred by Purchaser pertaining to the Assets and occurring or arising prior to the Closing Date and Purchaser shall be liable for and shall indemnify Vendor from and against all actions, causes of action, losses, costs, claims, damages, expenses or liabilities suffered, sustained, paid or incurred by Vendor pertaining to the Assets and occurring subsequent to the Closing Date, excepting, in each case, to the extent that such liabilities are reimbursed by insurance, are caused by the negligence or wilful misconduct of the party claiming indemnity or are apportioned pursuant to clause 3.1. Such indemnities shall be deemed to apply to all assignments, transfers, conveyances, novations and other documents conveying the Assets from Vendor to Purchaser notwithstanding the actual terms thereof. Such indemnities shall extend to reasonable legal costs on a solicitor and client basis. Nothing contained in this clause shall:

         (i) impose any liability on Vendor for damages for consequential business loss or loss of value suffered by Purchaser or its successors and assigns; or

         (ii) impose any liability on any party for the income tax liabilities of any other party.

5.2      Environmental Indemnity
         -----------------------

                  Notwithstanding anything herein contained to the contrary, the parties agree that Purchaser shall be liable for, and shall indemnify and hold Vendor harmless from and against any claims, demands, actions or proceedings pertaining to Environmental Liabilities brought by or on behalf of any person against Vendor and applicable to the Assets, and for all losses, damages, payments, costs and expenses (including but not limited to reasonable legal costs on a solicitor and client basis) arising out of or in any way pertaining to Environmental Liabilities and applicable to the Assets, regardless of when the claim, demand, action or proceeding (or if applicable the relevant cause of action) or such loss, damage, payment, cost or expense arose, relates to or otherwise applies.

5.3      Limitation of Claims
         --------------------

                  In the absence of fraud, no claim in respect of the covenants, representations and warranties contained in this agreement shall be made or be enforceable whether by legal proceedings, indemnification pursuant to clause 5.1 or otherwise howsoever unless Notice of such claim is given by the claimant to the other party within the period of one (1) year from the Closing Date and unless the claimant relied upon the particular covenants, representation and warranties outlined in the claim.

5.4      Notice of Claims
         ----------------

                  If, after the Closing Date, a claim is asserted in circumstances which do or may give rise to an indemnity under this
         Article 5, the party against whom the claim is asserted shall forthwith give Notice thereof to the party required to indemnify and such parties shall consult and cooperate in respect thereof and in determining whether the claim and any legal proceedings relating thereto should be resisted, compromised or settled. Each party shall make available to the other all information in its possession or to which it has access which is or may be relevant to the particular claim. Purchaser shall provide Vendor with reasonable access to the Lands and Tangibles to which the claim relates to the extent reasonably necessary in connection with the claim. No such claim shall be settled or compromised without the written consent of the indemnifying party hereunder, which consent shall not be unreasonably withheld. If any such claim relates exclusively to a period prior to or after the Closing Date, as the case may be, Vendor or Purchaser respectively shall have exclusive conduct of the claim and all legal proceedings relating thereto, unless otherwise agreed to in writing.



                                    ARTICLE 6
                                     GENERAL
                                     -------

6.1      Further Assurances
         ------------------

                  Hereafter as may be necessary and without further consideration, the parties hereto shall execute, acknowledge and deliver such other documents, novations, instruments and agreements and shall do such other things as may be necessary to carry out their respective obligations under this agreement or the laws and regulations applicable to the transaction contemplated herein. Without limiting the generality of the foregoing, the Purchaser covenants that it shall comply with the requirements of the Investment Canada Act.

6.2      Subordination of Ancillary Documents
         ------------------------------------

                  All documents executed by the Parties and delivered pursuant to the provisions of this Agreement are subordinate to the provisions hereof and the provisions hereof shall govern and prevail in the event of conflict.

6.3      Governing Law
         -------------

                  This agreement shall, in all respects, be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta. Each party hereto accepts the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

6.4      Time
         ----

         Time shall be of the essence in this agreement.

6.5      Addresses
         ---------

         (a) The address for Notices of each of the parties hereto shall be as follows:

                  Vendor:        WESTLINKS RESOURCES LTD.
                                 2600, 500 - 4th Avenue SW
                                 Calgary, Alberta     T2P 2V6

                                 Attention: President
                                 --------------------
                                 Fax : (403) 294-1197

                  Purchaser:     NUWAY RESOURCES OF CANADA, LTD.
                                 c/o Macleod Dixon LLP
                                 Barristers & Solicitors
                                 3700, 400 - 3rd Avenue SW
                                 Calgary, Alberta      T2P 4H2

                                 Attention : Mary Lou McDonald
                                 -----------------------------
                                 Fax : (403) 264-5973

         (b) All notices, communications and statements (hereinafter called "Notices") required, permitted or contemplated hereunder shall be in writing, and shall be deemed to be sufficiently given and received if:

                  (i) personally served on the other party by delivery during the normal business hours of the recipient at the addresses set forth above (personally served Notices shall be deemed received by the addressee when actually delivered); or

                  (ii) by telefax (or by any other like method by which a written or recorded message may be sent) directed to the party on whom they are to be served at that party's fax number set forth above and such Notices so served shall be deemed to have been received by the addressee thereof when actually received by it if received within the normal working hours of a Business Day, or, if received outside the normal working hours of a Business Day, at the commencement of the next ensuing Business Day following transmission thereof.

         (c) Either of the parties hereto may from time to time change its address for service herein by giving Notice to the other.

6.6      Prior Agreements and Amendments
         -------------------------------

                  This agreement supersedes and replaces any and all prior agreements between the parties hereto relating to the sale and purchase of the Assets and may be amended only by written instrument signed by the parties hereto.

6.7      Entire Agreement
         ----------------

         This instrument states the entire agreement between the parties hereto.

6.8       Enurement
          ---------

                  This agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective trustees, receivers, receiver-managers, successors and permitted assigns.

6.9      Waivers
         -------

                  No waiver by any party hereto shall be effective unless in writing and a waiver shall only affect the matter, and the occurrence thereof, specifically identified in the writing granting such waiver and shall not extend to any other matter or occurrence.

6.10     Substitution and Subrogation
         ----------------------------

                  To the extent that the same is possible, the Vendor shall convey the Assets to the Purchaser with full right of substitution and subrogation of the Purchaser in and to all covenants, representations and warranties by others heretofore given or made in respect of the Assets or any part thereof.

6.11     Counterpart Execution
         ---------------------

                  This agreement may be executed in as many counterparts as are necessary and all executed counterparts together shall constitute one agreement. A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by each of the parties to the other. Delivery may occur via facsimile with the original counterpart execution page being delivered by each party to the other immediately following closing.





         IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first written above.

                            WESTLINKS RESOURCES LTD.


                            Per:
                                 ---------------------------
                            Per:
                                 ---------------------------


                                         NUWAY RESOURCES OF CANADA, LTD.

                                         Per:
                                              -------------------------------
                                         Per:
                                              -------------------------------

                                  SCHEDULE "A"


This is Schedule "A" to a Sale and Conveyance Agreement made the ____ day of August, 2001 between Westlinks Resources Ltd., as Vendor, and NuWay Resources of Canada, Ltd., as Purchaser.

                           Area: Superb, Saskatchewan


                       Lands, Leases and Vendor's Interest

           Lands                                      Vendor's Interest       Permitted
       (Rights Held)                 Lease(s)          Being Assigned        Encumbrance(s)
       -------------                 --------          --------------        --------------
Twp. 33, Rge. 24 W3M: W/2 Sec. 21    CR PNG           Undivided 30% WI       Crown Sliding Scale
(PNG to Base Mannville)              PN 34,988

Twp. 33, Rge. 25 W3M: Sec. 36        CR PNG           Undivided 30% WI       Crown Sliding Scale
(PNG to Base Mannville)              PN 33,465


                                      Wells

       U.W.I.                     W.I.%          Status          Producing Zone
       ------                     -----          ------          --------------
141/05-21-033-24 W3/0             30.0             SIO              Mannville
141/07-36-033-25 W3/0             30.0            POil                Viking
101/08-36-033-25 W3/0             30.0            POil            Superb Waseca
121/09-36-033-25 W3/0             30.0            POil            Superb Waseca
111/10-36-033-25 W3/0             30.0            WInj            Superb Waseca
111/15-36-033-25 W3/0             30.0            POil            Superb Waseca
121/16-36-033-25 W3/0             30.0             ABD                  --
122/16-36-033-25 W3/0             30.0            POil            Superb Waseca

Legend:     POil - Producing Oil     SIO - Shut in Oil        ABD - Abandoned
            WInj - Water Injection



                                      AFE's

                                                              AFE       Participating
     AFE No.      Description                                Amount     Interest (%)
     -------      -----------                                ------     ------------

      40081       Funds required to cement squeeze        $ 65,000.00       30.0
                  existing perforations in the oil leg
                  of the 10-36-033-25 W3M well ; then
                  perforate the water leg for disposal
                  of water produced from the 10-36 well

      80011       Funds required to construct central     $250,000.00       30.0
                  gathering & treating facility at a
                  location in 09-36-033-25 W3M